Exhibit 10.3
Dell Inc. Long-Term Cash Incentive and Retention Award Agreement
Dell Inc., a Delaware corporation, its Subsidiaries and its Affiliates (“Dell”) is pleased to offer you this Long-Term Cash Incentive and Retention Award Agreement (the “Agreement,” and the payments hereunder, the “Award”). Dell expects your future contribution to drive its continued success and wants to provide you with both the strategic tools and the financial incentive to achieve Dell’s long-term goals.
The amount of your total Award is stated your offer letter, dated August 12, 2016, and in step one of the Stock Plan Administrator’s online grant acceptance process (“Grant Summary”). As a material inducement to Dell to grant you this Award, you agree to the following terms and conditions. You agree that you are not otherwise entitled to this Award, that Dell is providing you this Award in consideration of your promises and agreements below, and that Dell would not grant you this Award absent those promises and agreements. This Award agreement, the Grant Summary, and the Dell Inc. 2012 Long-Term Incentive Plan (the “Plan”) set forth the terms of your Award.
1.    Payout Schedule – Your Award will vest and you will receive cash payments in accordance with the schedule in your Grant Summary (“Award Payments”). You will be deemed to have earned each Award Payment on the vesting date, and Dell shall make an Award Payment as soon as administratively practical following the vesting date which shall be no later than 60 days past each vesting date regardless of whether you are still employed by Dell as of the payment date. Except as expressly set forth herein, your eligibility to receive an Award Payment is conditioned upon your continued Employment as of the applicable vesting date. If your Employment is terminated by reason of your death or Permanent Disability (as defined in the Plan), your Award fully vests and Dell shall make your Award Payment as soon as administratively practical following your death or Permanent Disability. If your Employment is terminated by Dell under conditions which do not constitute Serious Misconduct, or you resign for Good Reason (as defined in your Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement dated August 12, 2016) , you will receive the amount which would be due to you if your employment had continued through the next vesting date (i.e., if your employment terminated on May 1, 2018, you would receive the Award payment for February 15, 2019) and Dell shall make that Award Payment as soon as administratively practical following such termination.
As used herein, the term "Employment" means your regular full-time or part-time employment with Dell or any of its consolidated Subsidiaries or Affiliates, and the term "Employer" means Dell Inc. (if you are employed by Dell Inc.) or the consolidated Subsidiary or Affiliate of Dell that employs you. As used herein, the term “Serious Misconduct” means (i) a willful, reckless or grossly negligent and material violation of (x) the Executive’s obligations regarding confidentiality or the protection of sensitive, confidential or proprietary information, or trade secrets, which results in material harm to Dell or its subsidiaries or (y) any other restrictive covenant by which Executive is bound that results in greater than de minimis harm to Dell or its Subsidiaries’ reputation or business; (ii) Executive’s conviction of, or plea of guilty or no contest to, a felony or crime that involves moral turpitude; or (iii) conduct by Executive which constitutes gross neglect, willful misconduct, or a material breach of the Code of Conduct of the Subsidiary of Dell employing Executive or a fiduciary duty to Dell, any of its Subsidiaries or the shareholders of Dell that results in material harm to Dell or its Subsidiaries’ reputation or business and that Executive has failed to cure within thirty (30) days following written notice from the Board.
The total amount of your Award listed in your Grant Summary is denominated in U.S. dollars. Award Payments will be converted from U.S. dollars into your local currency prior to your payment date in accordance with Dell policy.
2.    Agreement with Respect to Taxes – You must pay any taxes that are required by law to be withheld by Dell or your Employer. You agree that Dell or your Employer, in its sole discretion and to the fullest extent permitted by law, shall have the right to demand that you pay such amounts in cash or deduct such amounts from any payments of any kind otherwise due to you. You agree that, subject to compliance with applicable law, Dell or your Employer may recover from you taxes which may be payable by Dell or your Employer in any jurisdiction in relation to this Award. You agree that Dell or your Employer shall be entitled to use whatever method they may deem appropriate to recover such taxes including deducting amounts from your Award Payments, recovering taxes via payroll and direct invoicing. You further agree that Dell or your Employer may, as it reasonably considers necessary, amend or vary this agreement to facilitate such recovery of taxes.
3.    Return of Award Payments — You understand and agree that the Award Payments are designed to align your long-term interests with those of Dell and that having your interests aligned with Dell is a condition of retaining any Award Payment made to you. You further understand and agree that if Dell, acting through the Committee (or in the case of the determination of Serious Misconduct, Dell’s Board of Directors) , determines that you engaged in Conduct Detrimental to Dell during your Employment or during the one-year period following the termination of your Employment, you shall return to Dell, upon demand, any Award Payments you received under this Agreement in the one calendar year preceding the behavior which constitutes Conduct Detrimental to Dell. You understand and agree that the return of Award Payments under this Agreement is separate from and does not preclude Dell from seeking other relief based on your conduct that constitutes Conduct Detrimental to Dell.
For purposes of this provision, “Conduct Detrimental to Dell” means:

(i)	You engage in Serious Misconduct, whether or not such Serious Misconduct is discovered by Dell prior to the termination of your Employment;

(ii)	Except for communications made on behalf of your Employer within the scope of your Employment, you solicit any employee of Dell or its Subsidiaries for employment, consulting or other services; or

(iii)	You engage in Conflicting Activities (as described below).
For purposes of this Agreement, a “Conflicting Activities” means you, without advance, express, written consent of Dell’s Senior Vice President of Human Resources:

(i)
are or become a principal, owner, officer, director, shareholder or other equity owner (other than a holder of less than 5% of the outstanding shares or other equity interests of a publicly traded company) of a Competitor (as defined below), except if you are a passive shareholder or other equity owner as a result of your holding such interests through a private equity firm, hedge fund, mutual fund, stock brokerage fund or similar investment which may invest in Competitors. For avoidance of doubt to be a passive investor, as used in this paragraph, you must have no decision making authority with respect to the entity’s operations other than as an ordinary stockholder or member with customary voting rights; or

(ii)
commence employment or service with a Competitor in a role that is similar to any role you held with Dell or any of its Subsidiaries in the twenty-four months prior to the termination of your Employment, or in a role that would likely result in your using Dell’s confidential information or trade secrets.

You understand and agree that neither this provision nor any other provision of this Agreement prohibits you from engaging in Conduct Detrimental to Dell but only requires return of Award Payments if you engage in Conduct Detrimental to Dell.
The term “Competitor” means any entity, or other business concern that offers or plans to offer products or services that are materially competitive with any of the products or services being manufactured, offered, marketed, or are actively developed by Dell as of the date your Employment with Dell ends.
If you desire to engage in Conflicting Activities, you agree to seek written consent from Dell’s Senior Vice President of Human Resources prior to engaging in the Conflicting Activities. If you enter into any business, employment, or service relationship during your Employment or within the twelve months following the termination of your Employment with Dell, you agree to provide Dell sufficient information regarding the relationship to enable Dell to determine whether such employment or service constitutes Conflicting Activities. You agree to provide such information to your first and second-level manager in writing within ten (10) business days of agreeing to the business, employment, or service relationship. You understand and agree that if you fail to provide sufficient information as required by this paragraph, the Administrator will make its determination without reference to the information you failed to provide and you waive any claim or objection related to Administrator’s failure to consider the information you failed to provide.
Except as expressly set forth herein, the Committee shall have the complete and absolute authority to construe and interpret the provision of this Agreement, including but not limited to any determination as to whether you have engaged in “Conduct Detrimental to the Company.” Any such interpretations or determinations by the Committee will be final, binding, and conclusive.
4.    Incorporation of Plan – This Award is granted under the Plan and is governed by the terms of the Plan in addition to the terms and conditions stated herein. All terms used herein with their initial letters capitalized shall have the meanings given them in the Plan unless otherwise defined herein. A copy of the Plan is available upon request from the Dell Legal Department, One Dell Way, RR1-33, Round Rock, Texas 78682. We expressly agree that Section 2.48 of the Plan is not applicable however.
5.    Notice — You agree that notices may be given to you in writing either at your home address as shown in the records of Dell or your Employer, or by electronic transmission (including e-mail or reference to a website or other URL) sent to you through Dell’s normal process for communicating electronically with its employees.
6.    No Right to Continued Employment — This Agreement does not confer upon you any right to expectation of employment by, or to continue in the employment of, your Employer.
7.    Miscellaneous — By accepting this Agreement, you expressly acknowledge that (a) your acceptance of this Agreement is voluntary and is not a condition of your Employment; (b) Award Payments are not compensation for services rendered and are an extraordinary item of compensation that is outside the scope of your employment agreement, and nothing can or must automatically be inferred from such Award Payment; (c) Award Payments are not part of normal or expected compensation for any purpose, and are not to be used for calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and you waive any claim on such basis; and (d) the grant of this Award is a one-time benefit that does not create any contractual or other right to receive future grants of similar awards, or benefits in lieu of similar awards.
8.    Data Privacy Consent — As a condition of the grant of this Award, you consent to the collection, use and transfer of personal data as described in this paragraph. You understand that Dell and its Subsidiaries hold certain personal information about you, including your name, home address and telephone number, date of birth, social security number, salary, nationality, job title, any ownership interests or directorships held in Dell or its Subsidiaries and details of all cash incentive awards awarded or cancelled (“Data”). You further understand that Dell will transfer Data among themselves as necessary for the purposes of implementation, administration and management of your participation in the Award, and that Dell may each further transfer Data to any third parties assisting Dell in the implementation, administration and management of the Award. You understand that these recipients may be located in the Asia Pacific region, the Latin American Region, the European Economic Area, Canada or elsewhere, such as the United States. You authorize them to receive, possess, use, retain and transfer such Data as may be required for the administration of the Award, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Award. You understand that you may, at any time, view such Data or require any necessary amendments to it.
9.    Compliance with Foreign Exchange Laws – Local foreign exchange laws may affect your Award or the vesting of your Award. You are responsible for obtaining any exchange control approval that may be required in connection with such events. Dell will not be responsible for obtaining such approvals or liable for the failure on your part to obtain or abide by such approvals. This does not constitute legal or tax advice upon which you should rely. You should consult with your personal legal and tax advisers to ensure your compliance with local laws. You agree to comply with all applicable laws and pay any and all applicable taxes associated with the grant or vesting of this Award.
10.    Governing Law and Venue — You understand and agree that Dell is a Delaware corporation with global operations and your Award is part of a contemporaneous grant of many similar awards to individuals located in numerous jurisdictions. You agree that this Agreement and the Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, United States of America. The exclusive venue for any and all disputes arising out of or in connection with this Agreement shall be New Castle County, Delaware, United States of America, and the courts sitting exclusively in New Castle County, Delaware, United States of America shall have exclusive jurisdiction to adjudicate such disputes. Each party hereby expressly consents to the exercise of jurisdiction by such courts and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to such laying of venue (including the defense of inconvenient forum).
11.    Internal Revenue Code Section 409A – Dell’s intent is that this Award comply with Section 409A of the Internal Revenue Code. This Award is intended to be excluded from coverage under Section 409A of the Internal Revenue Code pursuant to the “short-term deferral exception” under Section 1.409A-1(b)(4). If any provision of this Award would otherwise conflict with this intent, Dell may amend this Award to the extent necessary to comply with Section 409A of the Code.
12.    Acceptance of Terms and Conditions — This Award will not be effective and you may not receive any Award Payments until you have acknowledged and agreed to the terms and conditions set forth herein in the matter prescribed by the Company. You agree that you are not relying on any representations or promises outside of this Agreement, the Plan and the Grant Summary. You must accept your award no later than 4pm Eastern Time, five business days prior to the first vesting date or your entire award will be cancelled. You should print a copy of this Award and your Grant Summary for your records.
13.    Survival, Assignability, and Construction – This Agreement survives any termination of your Employment, and your obligations under this Agreement will be binding upon your heirs, executors, and administrators. This Agreement is fully assignable by Dell and will fully inure to the benefit of Dell and its successors, and assigns. The language of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the parties. The paragraph headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify, or otherwise be used in the interpretation of any of the provisions hereof.

Awarded subject to the terms and conditions stated above:
DELL INC.
By: